Exhibit 99.(d)(14)

APPENDIX A TO

SUB-ADVISORY AGREEMENT

Effective as of December 16th, 2025

FUNDS FOR WHICH NEWTON INVESTMENT MANAGEMENT NORTH AMERICA, LLC ACTS AS SUB-ADVISER

ALTERNATIVE FUNDS

WisdomTree Managed Futures Strategy Fund

WisdomTree Equity Premium Income Fund (formerly known as WisdomTree CBOE S&P 500 PutWrite Strategy Fund)

WisdomTree Enhanced Commodity Strategy Fund

WisdomTree Target Range Fund

WisdomTree Inflation Plus Fund

WisdomTree Efficient Long/Short U.S. Equity Fund

The Investment Adviser hereby appoints Newton Investment Management North America, LLC, and Newton Investment Management North America, LLC hereby accepts appointment, as the Sub- Adviser for the Fund(s) set forth above.

[INTENTIONALLY OMITTED]

WISDOMTREE ASSET MANAGEMENT, INC.		NEWTON INVESTMENT MANAGEMENT NORTH AMERICA, LLC

By:	/s/Jonathan Steinberg	By:	/s/ John Porter
	Name: Jonathan Steinberg		Name: John Porter
	Title: Chief Executive Officer		Title: Chief Investment Officer